EXHIBIT 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement (this “Agreement”) is being entered into as October 20, 2023, between Louis A DeNaples and Dominick L. DeNaples.

The parties to this Agreement (the “Parties”) hereby agree that, in connection with the joint filing of Amendment No. 3 to the Schedule 13D (the “Schedule 13D/A”) of Louis A. DeNaples and Dominick L. DeNaples, the Schedule 13D/A regarding the Common Stock, $1.25 par value per share, of FNCB Bancorp, Inc. is filed on behalf of each of the Parties and that any subsequent amendments to this statement on Schedule 13D/A may be filed on behalf of each of the undersigned without the necessity of entering into and filing any additional joint filing agreements. The Parties acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

The parties hereto have executed this Agreement as of the date first set forth above.

Dated: October 20, 2023	By:	/s/ Louis A. DeNaples
Name: Louis A. DeNaples

Dated: October 20, 2023	By:	/s/ Dominick L. DeNaples
Name: Dominick L. DeNaples